EXHIBIT 99.1

Front Range Capital Corporation Delays Filing of Quarterly Financial Report

PRESS RELEASE Contact: Alice Voss, Chief Financial Officer

FOR IMMEDIATE RELEASE (303) 926-0300

Louisville, CO – May 25, 2004. Front Range Capital Corporation (AMEX: FNG.Pr), the parent company of Heritage Bank (the “Bank”), today announced that it is delaying the release of its first quarter operating results while the Company’s Audit Committee, management and independent accountants complete their review of the Company’s previously adopted accounting treatment for certain components of the Company’s deferred compensation agreements: the Bank’s Executive Retirement Plan adopted in 1995 and the Bank’s Indexed Salary Continuation Plan adopted in 1998.

The Company has delayed filing its Form 10-Q for the quarter ended March 31, 2004 (“Form 10-Q”), until the appropriate accounting treatment for the plans has been determined. The Company is working diligently to resolve this accounting issue and currently anticipates that the Form 10-Q will be filed in mid-June. The Company anticipates that it will report total assets of approximately $390,552,000 for the quarter ended March 31, 2004, total loans of approximately $287,927,000 and total deposits of approximately $318,160,000, all of which are subject to review by the Company’s independent accountants. The Company currently expects that first quarter 2004 net income and earnings per share will exceed the net income of $429,000 and the earnings per share of $0.23 reported for the first quarter of 2003.

If the Company adjusts the accounting treatment for the plans, it may also be necessary to restate the Company’s audited consolidated financial statements for previous periods and file an amended Form 10-KSB for the year ended December 31, 2003. The Company anticipates that any potential correction to previously reported financial information will not materially affect any particular year’s operations nor the Company’s current “well-capitalized” status with federal and state banking authorities.

William A. Mitchell, Jr., President and Chairman of the Company, commented, “When we learned that the interpretation of existing FASB rules changed, we requested our independent accountants to review the accounting treatment for our deferred compensation agreements. In order to release the most accurate results available, we decided to delay release of our quarterly operating results until our accountants have completely finished their review of the accounting treatment for our deferred compensation agreements.”

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company’s actual results could differ materially from those suggested by such forward-looking statements.

Front Range Capital Corporation and Heritage Bank are headquartered in Louisville, Colorado, southeast of Boulder along the Denver-Boulder business corridor. Heritage Bank has 12 full-service branches in the Denver-Boulder metropolitan area and plans to open one new branch in 2004 and one new branch in 2005. The Bank also offers investment services through its investment division, Heritage Investments, and mortgage loans through its mortgage division, Heritage Bank Mortgage Division. Along with its subsidiary business trust, Front Range Capital Trust I (the “Trust”), the Company registered with the SEC the Trust’s 11% Cumulative Preferred Securities which are guaranteed by the Company. The Trust Preferred Securities are listed on the American Stock Exchange. The Company’s common and preferred stock are not publicly traded or registered with the SEC.